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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
KKR Financial Holdings LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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555 California Street, 50th Floor
San Francisco, California 94104

March 28, 2008

Dear Fellow Holders of Common Shares:

        The directors and officers of KKR Financial Holdings LLC (the "Company") join me in extending to you a cordial invitation to attend the 2008 annual meeting of our holders of common shares (the "Annual Meeting"). The Annual Meeting will be held on May 1, 2008, at 11:00 a.m., San Francisco time, in the A.P. Giannini Auditorium at 555 California Street, San Francisco, California 94104.

        Enclosed you will find the notice of meeting, proxy statement and proxy card. At the Annual Meeting, we are seeking to elect eleven directors, all of whom will be elected by the holders of common shares, voting as a single class. The holders of common shares will also be asked to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the upcoming year.

        Your management and Board of Directors unanimously recommend that you vote FOR all nominees for directors and FOR the other proposal.

        It is very important that your common shares be represented at the Annual Meeting, whether or not you plan to attend personally. Therefore, please review the enclosed proxy materials and sign and date the proxy card and return it as soon as possible in the enclosed postage-paid envelope. This will ensure that your common shares are represented at the Annual Meeting.

        Thank you for your continuing support.

Yours very truly,

Saturnino S. Fanlo Chief Executive Officer and Director

555 California Street, 50th Floor
San Francisco, California 94104

NOTICE OF 2008 ANNUAL MEETING OF HOLDERS OF COMMON SHARES
TO BE HELD ON MAY 1, 2008

To the Holders of Common Shares of
        KKR Financial Holdings LLC:

        NOTICE IS HEREBY GIVEN that the annual meeting of holders of common shares (the "Annual Meeting") of KKR Financial Holdings LLC, a Delaware limited liability company (the "Company"), will be held in the A.P. Giannini Auditorium at 555 California Street, San Francisco, California 94104 on May 1, 2008, at 11:00 a.m., San Francisco time, to consider and vote on the following matters:

          1.     The election of eleven directors, each to serve until the next annual meeting of the holders of common shares and until his or her successor is duly elected and qualified;

          2.     The ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2008; and

          3.     The transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        Details concerning the matters to come before the Annual Meeting are set forth in the accompanying proxy statement for your inspection.

        We have also enclosed the Company's Annual Report on Form 10-K for the year ended December 31, 2007. We hope you will find it informative.

        Our Board of Directors has fixed the close of business on March 26, 2008 as the record date for the determination of holders of common shares entitled to vote at the Annual Meeting or any meetings held upon adjournment or postponement of the Annual Meeting. Only the holders of record of the Company's common shares as of the close of business on March 26, 2008 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

        Holders of common shares are cordially invited to attend the Annual Meeting in person. The presence at the Annual Meeting, in person or by proxy, of the holders of common shares entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum. Your vote is important. Whether or not you plan to attend the Annual Meeting, please authorize proxies to cast your votes today by following the easy instructions on the enclosed proxy card.

By Order of the Board of Directors,

Andrew J. Sossen Secretary

Dated: March 28, 2008
San Francisco, California

i

Relationships With The Manager	26
Relationships With KKR; Other Relationships and Related Transactions	27
PROPOSALS BY HOLDERS OF COMMON SHARES FOR THE NEXT ANNUAL MEETING	28
OTHER MATTERS	28

ii

555 California Street, 50th Floor
San Francisco, California 94104

PROXY STATEMENT

May 1, 2008
Annual Meeting of the Holders of Common Shares

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

        Our annual meeting of holders of common shares (the "Annual Meeting") will be held in the A.P. Giannini Auditorium at 555 California Street, San Francisco, California 94104 on May 1, 2008, at 11:00 a.m., San Francisco time. An admission ticket (or other proof of common share ownership) and some form of government issued photo identification (such as a valid driver's license or passport) will be required for admission to the Annual Meeting. Only holders of record of our common shares at the close of business on March 26, 2008 will be entitled to attend the Annual Meeting and to cast one vote for each common share held on all matters to come before the meeting. The admission ticket will serve as verification of ownership. To obtain directions to the Annual Meeting, contact Investor Relations at KKR Financial Holdings LLC, 555 California Street, 50th Floor, San Francisco, California 94104; telephone (415) 315-3620.

        If your KKR Financial Holdings LLC common shares are held in a bank or broker account, contact your bank or broker to obtain a written legal proxy in order to vote your common shares or take any other actions at the Annual Meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your common shares or take any other actions, but you may still attend the Annual Meeting as our guest if you bring a recent bank or brokerage statement showing that you owned KKR Financial Holdings LLC common shares at the close of business on March 26, 2008.

Information About this Proxy Statement

  General

        This proxy statement is furnished in connection with the solicitation by our Board of Directors (the "Board") of proxies from the holders of common shares to be exercised at the Annual Meeting to be held on May 1, 2008, at 11:00 a.m., San Francisco time, and at any adjournment(s) or postponement(s) of such meeting, to consider and vote on the following proposals:

          1.     The election of eleven directors, each to serve until the next annual meeting of the holders of common shares and his or her successor is duly elected and qualifies;

          2.     The ratification of the appointment by our Board of Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the year ending December 31, 2008; and

          3.     The transaction of such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

        This proxy statement and the enclosed proxy card are being mailed to the holders of common shares on or about March 31, 2008. Our Annual Report on Form 10-K for the year ended December 31, 2007 (the "Annual Report") is enclosed, but does not constitute a part hereof.

        Only the holders of record of KKR Financial Holdings LLC common shares at the close of business on March 26, 2008 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. At the close of business on March 21, 2008, 116,343,151 of our common shares were outstanding, each of which is entitled to cast one vote.

  Electronic Delivery

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Holders of Common Shares to Be Held on May 1, 2008.

        This proxy statement (including the form of proxy card) and our Annual Report are both available on our website located at www.kkrkfn.com/kfn/investors.

        You can help us save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and Annual Report for future meetings electronically over the Internet. If you hold your common shares through a broker or other nominee, you should follow the instructions regarding electronic delivery, if any, provided by your broker or other nominee.

        If you authorize a proxy to cast your votes for the Annual Meeting over the Internet, you will be given the opportunity to consent to future delivery of KKR Financial Holdings LLC documents over the Internet, unless you hold your common shares through a broker that is unable to accommodate your request. If you are not given an opportunity to consent to delivery over the Internet when you authorize a proxy to cast your votes, you may contact the bank, broker or other holder of record through which you hold your common shares and inquire about the availability of Internet delivery. You also can access our proxy statement and Annual Report for this Annual Meeting and for future annual meetings on our website located at www.kkrkfn.com under the caption "Investor Relations—Financial Reports." If you choose to receive your proxy materials and Annual Report electronically, then prior to next year's annual meeting you will receive e-mail notification when the proxy materials and Annual Report are available for your online review. Your choice for electronic distribution will remain in effect indefinitely, unless you revoke your choice by sending written notice of revocation to your bank, broker or other holder of record through which you hold your common shares.

  Householding of Proxy Material

        The rules of the Securities and Exchange Commission ("SEC") permit us to deliver a single proxy statement and Annual Report to one address shared by two or more of our holders of common shares. This delivery method is referred to as "householding" and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one proxy statement and Annual Report to multiple holders of common shares who share an address, unless we received contrary instructions from the impacted holders of common shares prior to the mailing date. We undertake to deliver promptly, upon written or oral request, a separate copy of the proxy statement or Annual Report, as requested, to any holder of common shares at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or Annual Report, either now or in the future, you can (i) send your request in writing to us at KKR Financial Holdings LLC, Attn: Investor Relations, 555 California Street, 50th Floor, San Francisco, California 94104; (ii) contact us by telephone at (415) 315-3620 or toll-free at (888) 331-2742; or (iii) contact us by e-mail at kfninfo@kkr.com.

        If you are currently a holder of common shares sharing an address with another holder of common shares and wish to receive only one copy of future proxy statements and Annual Reports for your household, please contact us at the above address.

  Information About Voting

        Holders of common shares may authorize a proxy to cast their votes by signing and returning the enclosed proxy card in the postage-paid envelope provided. Each of our common shares is entitled to one vote. Please note that holders of common shares who hold their common shares in "street-name" (i.e., through a bank, broker or other nominee) may also be able to provide voting instructions to their street-name holders by telephone or via the Internet by following the instructions provided by such nominee. The votes entitled to be cast by the holders of our common shares represented by properly authorized proxies will be cast at the Annual Meeting as indicated or, if no instruction is given, in favor of Proposals 1 and 2. Additionally, the votes entitled to be cast by the holders of such common shares will be cast in the discretion of the proxy holder on any other matter that may come before the meeting. We do not presently know of any other business that may come before the Annual Meeting. Any person giving a proxy has the right to revoke it at any time before it is exercised (i) by filing with our Secretary a duly signed revocation, (ii) by authorizing a proxy having a later date than a previously delivered proxy or (iii) by voting in person at the Annual Meeting.

  Quorum Requirement

        The presence at the Annual Meeting, in person or by proxy, of the holders of common shares holding common shares entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (i.e., votes not cast by a broker or other record holder in "street-name" or nominee name who has returned a properly executed proxy solely because such record holder does not have discretionary authority to vote on the matter), if any, will be counted toward the presence of a quorum.

  Information About Votes Necessary for Action to be Taken

        With respect to Proposal 1, the directors will be elected by a plurality of all the votes cast at the Annual Meeting. Accordingly, because abstentions and broker non-votes as to the election of directors will not be counted as votes cast, they will have no effect on the result of the vote.

        With respect to Proposal 2, the affirmative vote of the common shares represented at the Annual Meeting and entitled to vote is necessary for the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Accordingly, because broker non-votes as to this proposal will not be counted as votes cast, they will have no effect on the result of the vote on the proposal. Abstentions will be treated as common shares that are represented and entitled to vote, so abstaining has the same effect as a negative vote.

  Inspector of Election

        We have retained American Stock Transfer & Trust Company to act as the independent inspector of election.

  Expenses

        All expenses in connection with the solicitation of proxies will be borne by us. In addition to solicitation by mail, our officers and directors may also solicit proxies by telephone, facsimile or in person. We have retained Innisfree M&A Incorporated ("Innisfree") to assist in the distribution and solicitation of proxies and to verify records related to the solicitation for a fee of $8,500 plus reimbursement for out-of-pocket expenses incurred during the solicitation. We will pay no additional compensation to our officers and directors or to officers, directors or employees of KKR Financial Advisors LLC, our manager (the "Manager"), for these activities. We have agreed to indemnify Innisfree against liabilities arising in connection with the proxy solicitation unless caused by Innisfree's negligence or misconduct.

Address of Our Principal Executive Office

        The complete mailing address of our principal executive office is 555 California Street, 50th Floor, San Francisco, California 94104.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        Our Board is committed to establishing and maintaining corporate governance practices which reflect high standards of ethics and integrity. Toward that end, we have established a Nominating and Corporate Governance Committee and adopted Corporate Governance Guidelines to assist our Board in the exercise of its responsibilities. The Nominating and Corporate Governance Committee Charter and our Corporate Governance Guidelines are available on our website located at www.kkrkfn.com under the caption "Investor Relations—Corporate Governance—Nominating and Corporate Governance Committee" and "Investor Relations—Corporate Governance—Corporate Governance Guidelines", respectively. They are also available in print by writing to KKR Financial Holdings LLC, Attn: Investor Relations, 555 California Street, 50th Floor, San Francisco, California 94104.  Any modifications to the Corporate Governance Guidelines will be reflected on our website.

Code of Business Conduct and Ethics

        Our Board has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees (should we in the future have any employees) and to the officers, directors and employees of the Manager, when such individuals are acting for or on our behalf. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  •
  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

  •
  compliance with applicable governmental laws, rules and regulations;

  •
  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

  •
  accountability for adherence to the code.

        Any waiver of the Code of Business Conduct and Ethics for our executive officers or directors may be made only by our Board or the Audit Committee and will be promptly disclosed as required by law or stock exchange regulations. The Code of Business Conduct and Ethics is available on our website located at www.kkrkfn.com under the caption "Investor Relations—Corporate Governance—Code of Business Conduct and Ethics" and is also available in print to any holder of common shares upon request in writing to KKR Financial Holdings LLC, Attn: Investor Relations, 555 California Street, 50th Floor, San Francisco, California 94104. Any modifications to or waivers of the Code of Business Conduct and Ethics will be reflected on our website.

Director Independence

  Director Independence

        Our Board is comprised of a majority of independent directors. In order for a director to be considered "independent," our Board must affirmatively determine that the director satisfies the criteria for independence established by Section 303A of the New York Stock Exchange ("NYSE") Listed Company Manual. Our Board has determined that the following directors, comprising a majority of our directors, are independent members: Tracy L. Collins, Vincent Paul Finigan, R. Glenn Hubbard, Ross J. Kari, Deborah H. McAneny and Willy R. Strothotte. Our independent directors meet regularly in executive sessions without the presence of our corporate officers.

  Board Committee Independence

        All of our committees, except for the Executive Committee, consist solely of independent directors as consistent with the applicable NYSE rules and SEC regulations. Please refer to "Meetings and Committees of the Board of Directors—Committees of the Board" below for more information on our Board committees.

Communications with the Board of Directors

        Holders of common shares and other interested parties who wish to communicate with a member or members of our Board may do so by addressing their correspondence to such member or members in care of KKR Financial Holdings LLC, Attn: Investor Relations, 555 California Street, 50th Floor, San Francisco, California 94104. The Company will forward all such correspondence to the member or members of the Board to whom such correspondence was addressed.

        The Audit Committee of our Board has established procedures for employees, holders of common shares and others to report openly, confidentially or anonymously, concerns regarding our compliance with legal and regulatory requirements or concerns regarding our accounting, internal accounting controls or auditing matters. Reports may be made orally or in writing to the chairman of the Audit Committee: Ross J. Kari, c/o Safeco Corporation, 4333 Brooklyn Ave NE, Seattle, Washington 98185; telephone (206) 545-5920. In addition, reports can also be made directly to management by contacting our General Counsel in writing or in person at 555 California Street, 50th Floor, San Francisco, California 94104; telephone (415) 315-3620.

Director Attendance at Annual Meeting

        Although director attendance at our annual meeting each year is encouraged, we do not have an attendance policy. We expect all of our directors to attend the Annual Meeting. All of our then directors attended the 2007 annual meeting, with the exception of Mr. Strothotte.

PROPOSAL ONE:
ELECTION OF DIRECTORS

        Our Board has nominated the current directors, Messrs. Hazen, Fanlo, Aldinger, Finigan, Hubbard, Kari, Licht, Nuttall and Strothotte and Ms. Collins and Ms. McAneny, to serve until the next annual meeting of the holders of common shares and until their respective successors are duly elected and qualify. The holders of common shares have the right to annually elect all eleven director nominees to our Board.

        The Nominating and Corporate Governance Committee knows of no reason why any of these nominees would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person as director as the Nominating and Corporate Governance Committee may recommend in the place of such nominee. In accordance with our Amended and Restated Operating Agreement (the "Operating Agreement"), directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the eleven nominees receiving the highest number of votes will be elected.

Name	Age	Biography
Paul M. Hazen	66
		Mr. Hazen is the chairman of our Board and has been a director since July 2004. Mr. Hazen joined Wells Fargo & Company, or Wells Fargo, in 1970, serving as Chairman of Wells Fargo from February 1997 to May 2001, Chairman and Chief Executive Officer from February 1997 to November 1998, Chief Executive Officer from January 1995 to February 1997, President and Chief Operating Officer from 1984 to 1995 and Vice Chairman from 1981 to 1984. Mr. Hazen was also the President of Wells Fargo Real Estate Investment Trust, a publicly traded REIT, from 1973 to 1978. Mr. Hazen retired after he left his post as Chairman of Wells Fargo in May 2001 and remained in retirement until he accepted his appointment as Chairman of our Board of Directors. During his retirement Mr. Hazen has carried out his duties as Chairman of Accel-KKR Company, Deputy Chairman and Lead Independent Director of Vodafone Group Plc and Lead Independent Director of Safeway Inc. Mr. Hazen is currently the Lead Independent Director of Safeway Inc., and a director of Xstrata plc and Prosper Marketplace, Inc.
Saturnino S. Fanlo	47
		Mr. Fanlo has been the Chief Executive Officer of our Manager and us and a director since our inception in July 2004. He also serves on our Manager's Investment Committee. From July 2000 to June 2004 Mr. Fanlo was Executive Vice President and Treasurer of Wells Fargo. As Executive Vice President of Wells Fargo, Mr. Fanlo founded the High Yield and Structured Products Investments Groups. Mr. Fanlo was also founder and, from August 2001 to June 2004, President of Sutter Advisors LLC, a registered investment advisor formed in 2001 and a wholly-owned subsidiary of Wells Fargo. Mr. Fanlo was also responsible for Wells Fargo's derivative units where he oversaw the firm's marketing efforts as well as formed Wells Fargo's interest rate trading, equity derivatives and commodity derivatives groups. Mr. Fanlo joined Wells Fargo in 1995; from April 1999 to July 2000 Mr. Fanlo served as an Executive Vice President; from February 1997 to April 1999 Mr. Fanlo served as a Senior Vice President, and from June 1995 to February 1997 Mr. Fanlo served as a Vice President.

		During his service for Wells Fargo, Mr. Fanlo oversaw the firm's wholesale funding utilizing term debt, bank notes, convertibles, preferred stock, repurchase agreements, bank notes, and equity and commodity notes. He was responsible for overseeing the firm's investment portfolio, largely comprised of mortgage securities, adjustable rate mortgages, other mortgage products and municipals. As Treasurer, Mr. Fanlo also oversaw Treasury regulatory matters, dividend policies, and rating agency interaction and directed the firm's discretionary equity and foundation portfolios. Before joining Wells Fargo, Mr. Fanlo was a Vice President at Goldman Sachs & Co. for four years where he ran the mortgage syndicate desk. Prior to that Mr. Fanlo was Executive Vice President at ACE (USA). He has also held positions at the First Boston Corporation and Metropolitan Life Insurance Company. Mr. Fanlo is a director of Capmark Financial Group Inc., or Capmark.
William F. Aldinger	60
		Mr. Aldinger has been a director since June 2005. He has been President and Chief Executive Officer of Capmark since June 2006. He was Chairman and Chief Executive Officer of HSBC North America Holdings, Inc. from January 2004 to April 2005. Mr. Aldinger served as Chairman and Chief Executive Officer of HSBC Finance Corporation, formerly known as Household International Inc., a consumer finance company, from May 1996 to January 2004. Mr. Aldinger served as President and Chief Executive Officer of Household International, Inc. from September 1994 to May 1996. Prior to joining Household International Inc., Mr. Aldinger served in various positions at Wells Fargo Bank, including Vice Chairman. Mr. Aldinger is a director of AT&T Inc., Charles Schwab Co. and Illinois Tool Works, Inc. He is a member of the boards of Children's Memorial Medical Center/Children's Memorial Hospital and the Children's Memorial Foundation.
Tracy L. Collins	44
		Ms. Collins has been a director since August 2006. During her career in financial services, Ms. Collins has worked as a Senior Managing Director and Head of Asset-Backed Securities Research at Bear Stearns & Co., Inc. and as a Managing Director and Head of Asset-Backed Securities Research at Credit Suisse Group (formerly known as Credit Suisse First Boston).
Vincent Paul Finigan	61
		Mr. Finigan has been a director since February 2006. He is currently with the firm of Snyder Miller & Orton LLP. He was a Partner of Morgan, Lewis & Bockius LLP from 2003 to 2007 and was with Brobeck, Phleger & Harrison LLP from 1972 to 2003.

R. Glenn Hubbard	49
		Mr. Hubbard has been a director since October 2004. He was named the Dean of Columbia University's Graduate School of Business in 2004. From 1994 to the present time, Mr. Hubbard has been the Russell L. Carson Professor of Finance and Economics in the Department of Economics and Graduate School of Business of Columbia University. From February 2001 until March 2003, he took a leave of absence from his teaching post to serve as Chairman of the U.S. Council of Economic Advisers. He was Deputy Assistant Secretary of the U.S. Treasury Department for Tax Policy from 1991 to 1993. Mr. Hubbard is a research associate at the National Bureau of Economic Research, and a visiting scholar at the America Enterprise Institute in Washington, D.C. He is currently a director of Information Services Group, Inc., ADP, Inc., BlackRock Closed-End Funds, Capmark, Duke Realty Corporation, ITU Ventures, MetLife, Inc. and Ripplewood Holdings. He is also Chairman of the Economic Club of New York.
Ross J. Kari	49
		Mr. Kari has been a director since August 2004. He is currently Executive Vice President and Chief Financial Officer of Safeco Corporation. Prior to that he was Executive Vice President and Chief Operating Officer of the Federal Home Loan Bank of San Francisco from March 2002 to June 2006. Mr. Kari was Chief Financial Officer of MyCFO, a wealth management firm, from 2001 to 2002, and prior to that, was employed at Wells Fargo for 18 years, including as Chief Financial Officer from 1998 to 2001.
Ely L. Licht	60
		Mr. Licht has been a director since April 2005. Mr. Licht is currently an Executive Vice President and Chairman of Credit Policy for Capmark. Prior to joining Capmark in March 2007, Mr. Licht was in retirement. From January 2002 to December 2002, Mr. Licht was semi-retired, serving as a consultant to Wells Fargo on a part-time basis. Prior to his semi-retirement, Mr. Licht was employed at Wells Fargo for 18 years, including as Chief Credit Officer from November 1998 to December 2001, and Executive Vice President for Credit Administration from February 1990 to November 1998.
Deborah H. McAneny	48
		Ms. McAneny has been a director since April 2005. Ms. McAneny is currently Chief Operating Officer of Benchmark Assisted Living. Prior to that she was employed at John Hancock Financial Services for 20 years, including as Executive Vice President for Structured and Alternative Investments of John Hancock Financial Services and as a member of its Policy Committee from 2002 to 2004, Senior Vice President for John Hancock's Real Estate Investment Group from 2000 to 2002, and as a Vice President of the Real Estate Investment Group from 1997 to 2000. She is currently a director of HFF, Inc., a Trustee of the University of Vermont and the Rivers School and is a past President of the Commercial Mortgage Securities Association.

Scott C. Nuttall	35
		Mr. Nuttall has been a director since July 2004 and has been with Kohlberg Kravis Roberts & Co. L.P., or KKR, for over ten years. He is currently a member of the board of directors of Capmark, First Data Corporation, Legg Mason and Masonite International. Prior to joining KKR, Mr. Nuttall was with the Blackstone Group where he was involved in numerous merchant banking and merger and acquisition transactions.
Willy R. Strothotte	62
		Mr. Strothotte has been a director since January 2007. Mr. Strothotte is Chairman of Glencore International AG. From 1961 to 1978, Mr. Strothotte held various positions with responsibility for international trading in metals and minerals in Germany, Belgium and the USA. In 1978, Mr. Strothotte joined Glencore International, taking up the position of Head of Metals and Minerals in 1984. Mr. Strothotte was appointed Chief Executive Officer of Glencore in 1993 and held the combined positions of Chairman and Chief Executive Officer from 1994 until 2001, when the roles of Chairman and Chief Executive Officer were split. Mr. Strothotte has been Chairman of Xstrata AG since 1994, Chairman of Xstrata plc since February 2002, and is currently a director of Century Aluminum Corporation and Minara Resources Limited.

        Our Board unanimously recommends that you vote "FOR" the eleven nominees listed above. In the absence of instructions to the contrary, proxies solicited in connection with this proxy statement will be voted for such nominees.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        Deloitte served as our independent registered public accounting firm for the fiscal year ended December 31, 2007. The Audit Committee has selected and appointed Deloitte to audit our financial statements for the fiscal year ending December 31, 2008. Our Board, upon the recommendation of the Audit Committee, is asking our holders of common shares to ratify such appointment. A representative of Deloitte is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions from the holders of common shares.

        Our Board unanimously recommends that you vote "FOR" the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2008. In the absence of instructions to the contrary, proxies solicited in connection with this proxy statement will be voted "FOR" such ratification.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Meetings of the Board

        During the 2007 fiscal year, our Board met on nine occasions and acted by unanimous written consent three times. Each director attended at least 75% of the aggregate of the total number of meetings (held during the period for which such person was a director) of our Board and of the committees on which the director served (held during the period that such person served on such committees).

Committees of the Board

        Our Board currently has five standing committees: the Affiliated Transactions Committee, the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating and Corporate Governance Committee. Our Board also has a Lead Independent Director. All of the committees, except for the Executive Committee, consist solely of independent directors. Matters put to a vote of any one of our committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written or electronic consent of the directors on that committee. Our Board has adopted written charters for the Affiliated Transactions Committee, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and the Lead Independent Director, current copies of which are available at our website located at www.kkrkfn.com under the caption "Investor Relations—Corporate Governance—Committees—Committees and Charters" and are also available in print to any holder of common shares upon request in writing to KKR Financial Holdings LLC, Attn: Investor Relations, 555 California Street, 50th Floor, San Francisco, California 94104. Our Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by our Board.

  Affiliated Transactions Committee

        The members of the Affiliated Transactions Committee are Vincent Paul Finigan, Deborah H. McAneny and Willy R. Strothotte. Vincent Paul Finigan is the chair of the Affiliated Transactions Committee. Our Board has determined that each of the directors on the Affiliated Transactions Committee satisfies the independence requirements of the NYSE. The Affiliated Transactions Committee is responsible for reviewing and monitoring the Manager's compliance with the investment policies established by our Board and the affiliated transactions policy that the Manager has adopted, as well as providing pre-approval of specified transactions with affiliates.

        The Affiliated Transactions Committee held six meetings and acted by unanimous written consent one time during 2007.

  Audit Committee

        The members of the Audit Committee are Tracy L. Collins, R. Glenn Hubbard and Ross J. Kari. Ross J. Kari is the chair of the Audit Committee. Our Board has determined that all members of the Audit Committee satisfy the independence requirements of the NYSE and the SEC and that Ross J. Kari is an "audit committee financial expert" as such term is defined in Item 407(d)(5) of Regulation S-K. Among other things, the Audit Committee oversees our accounting and financial reporting processes, the integrity and audits of our consolidated financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm and the performance of the independent registered public accounting firm and any internal auditors. The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

        The Audit Committee held seven meetings and acted by unanimous written consent one time during 2007.

  Compensation Committee

        The members of the Compensation Committee are Tracy L. Collins, Vincent Paul Finigan, Deborah H. McAneny and Willy R. Strothotte. Deborah H. McAneny is the chair of the Compensation Committee. Our Board has determined that all of the Compensation Committee members satisfy the independence requirements of the NYSE. The principal functions of the Compensation Committee are to review the compensation payable to the directors, to oversee the annual review by our independent directors of the fees that we pay to our Manager under the Amended and Restated Management Agreement (the "Management Agreement") among the Manager, KKR Financial Corp. and us, to administer our 2007 Share Incentive Plan and approve the grant of awards under that Plan. The Compensation Committee has authority to determine the compensation payable to our directors and to grant awards under our 2007 Share Incentive Plan and solicits the recommendations of our executive officers and outside compensation consultants in determining the amount or form of such director compensation or awards. The committee has retained Johnson Associates, Inc. to determine and recommend the amount and form of director compensation based in part on a comparison to other externally managed specialty finance companies. Furthermore, because the Management Agreement provides that the Manager is responsible for managing our affairs, our officers, all of whom are employees of the Manager, do not receive cash compensation from us for serving as our executive officers.

        The Compensation Committee held six meetings and acted by unanimous written consent two times during 2007.

  Executive Committee

        The members of the Executive Committee are Saturnino S. Fanlo and Scott C. Nuttall. The Executive Committee exercises the authority of our Board on such matters as are delegated to it by our Board from time to time and exercises the powers of our Board between meetings of our Board.

  Nominating and Corporate Governance Committee

        The members of the Nominating and Corporate Governance Committee are Vincent Paul Finigan, R. Glenn Hubbard and Deborah H. McAneny. R. Glenn Hubbard is the chair of the Nominating and Corporate Governance Committee. Our Board has determined that each of the members of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE. The Nominating and Corporate Governance Committee recommends to the Board future nominees for election as directors and considers potential nominees brought to its attention by any of our directors or officers. The committee has not established a specific set of minimum qualifications that must be met by director candidates. In making recommendations, however, the committee considers and will consider such candidates based on their backgrounds, skills, expertise, accessibility and availability to serve effectively on the Board. The Nominating and Corporate Governance Committee will evaluate director candidates proposed by a holder of common shares on the same basis that it evaluates other director candidates. A holder of common shares may submit the candidate's name, credentials, contact information and his or her written consent to be considered as a candidate to Mr. Hubbard, c/o KKR Financial Holdings LLC, 555 California Street, 50th Floor, San Francisco, California 94104. The proposing holder of common shares should also include his or her contact information and a statement of his or her common share ownership (how many common shares owned and for how long). In addition, the committee reviews and makes recommendations on matters involving the general operation of our Board and our corporate governance, and annually recommends to our Board nominees for each committee of our Board. The Nominating and Corporate Governance Committee annually facilitates the assessment of our Board's performance as a whole and of the individual directors and reports thereon to our Board and is also responsible for overseeing the implementation of, and periodically reviewing, the Company's Corporate Governance Guidelines.

        The Nominating and Corporate Governance Committee held one meeting during 2007 and acted by unanimous written consent two times during 2007.

  Lead Independent Director

        Mr. Hubbard has been designated as our Lead Independent Director. Among other things, the Lead Independent Director advises and assists the Board, Chairman of the Board, Chief Executive Officer and Chief Operating Officer on matters such as an appropriate schedule of Board meetings, the information and agenda distributed to meetings of the Board and committees of the Board, the quality, quantity and timeliness of information submitted by management to the independent directors and the retention of advisers and consultants who report directly to the Board. The Lead Independent Director also calls meetings of the independent directors; serves as the principal liaison between the independent directors and the Chairman of the Board, Chief Executive Officer and Chief Operating Officer; and recommends to the Nominating and Corporate Governance Committee and to the Chairman of the Board the membership of committees of the Board and committee chairmen. The Lead Independent Director serves as Chairman of the Board when the Chairman is not present.

DIRECTOR COMPENSATION

        All members of our Board, other than Messrs. Fanlo and Nuttall (the "Excluded Directors"), receive compensation for serving on our Board. The following table sets forth information concerning the compensation of our then non-Excluded Directors during 2007.

2007 Director Compensation

Name(1)	Fees Earned or Paid in Cash(2) ($)	Common Share Awards ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
William F. Aldinger	$62,000	$69,981	$38,498	$170,479
Tracy L. Collins	75,500	133,652	18,548	227,700
Patrick Cowell	3,898	—	21,557	25,455
Kenneth M. deRegt	83,000	69,981	23,505	176,486
Vincent Paul Finigan	90,750	69,981	24,814	185,545
Paul M. Hazen	177,000	119,996	17,460	314,456
R. Glenn Hubbard	78,500	69,981	24,874	173,355
Ross J. Kari	99,000	69,981	20,063	189,044
Ely L. Licht	88,250	69,981	9,962	168,193
Deborah H. McAneny	99,500	69,981	5,747	175,228
Willy R. Strothotte	76,215	101,410	6,697	184,322

(1)
Mr. Strothotte was elected to our Board effective January 17, 2007. Mr. Cowell resigned from our Board effective January 31, 2007.

(2)
Consists of the amounts described below under "Cash Compensation." In the case of Mr. Hazen, includes an annual retainer of $150,000 for serving as our Chairman; in the case of Mr. Hubbard, includes an annual retainer of $25,000 for serving as the Lead Independent Director and $7,500 for serving as chair of our Nominating and Corporate Governance Committee; in the case of Mr. Kari and Mr. Finigan, includes an annual retainer of $25,000 for serving as chairs of our Audit Committee and Affiliated Transactions Committee, respectively; and in the case of Ms. McAneny, includes an annual retainer of $15,000 for serving as chair of our Compensation Committee. During 2007, Mr. deRegt, Mr. Finigan, Mr. Hubbard, and Mr. Strothotte deferred a total of $83,000, $90,750, $78,500 and $76,215, respectively, in cash compensation in exchange for 3,957 common shares, 4,420 common shares, 3,802 common shares and 3,684 common shares, respectively, of phantom common shares pursuant to the KKR Financial Holdings LLC Non-Employee Directors' Deferred Compensation and Stock Award Plan.

(3)
The amounts shown in this column reflect restricted common share awards described below under "Equity Compensation". These awards vest in one-third increments on the first three anniversaries of the date of grant. The amounts shown in this column are valued based on the amount recognized for financial statement reporting purposes for such awards with respect to 2007 pursuant to SFAS No. 123(R), Share-Based Payment ("SFAS 123R"). See Note 13 to the consolidated financial statements included in our Annual Report for a discussion of the relevant assumptions used in calculating these amounts pursuant to SFAS 123R. The grant date fair value pursuant to SFAS 123R for each restricted common share award is set forth below:

Name	Common Share Award: Number of Common Shares (#)	Grant Date	Grant Date Fair Value of Common Share Award ($)
William F. Aldinger	2,839	July 2, 2007	69,981
Tracy L. Collins	5,422	July 2, 2007	133,652
Kenneth M. deRegt	2,839	July 2, 2007	69,981
Vincent Paul Finigan	2,839	July 2, 2007	69,981
Paul M. Hazen	4,868	July 2, 2007	119,996
R. Glenn Hubbard	2,839	July 2, 2007	69,981
Ross J. Kari	2,839	July 2, 2007	69,981
Ely L. Licht	2,839	July 2, 2007	69,981
Deborah H. McAneny	2,839	July 2, 2007	69,981
Willy R. Strothotte	4,114	July 2, 2007	101,410

Mr. Finigan deferred the restricted common share award described above in exchange for 2,839 phantom common shares pursuant to the KKR Financial Holdings LLC Non-Employee Directors' Deferred Compensation and Stock Award Plan.

(4)
As of December 31, 2007, each then non-Excluded Director had outstanding the following number of restricted common share awards:

Name	Vested Common Share Awards (#)	Unvested Common Share Awards (#)
William F. Aldinger	3,100	6,027
Tracy L. Collins	—	5,422
Patrick Cowell	8,587	—
Kenneth M. deRegt	3,368	6,161
Vincent Paul Finigan	1,537	3,075
Paul M. Hazen	10,084	10,218
R. Glenn Hubbard	4,172	6,562
Ross J. Kari	5,466	5,960
Ely L. Licht	3,368	6,161
Deborah H. McAneny	3,368	6,161
Willy R. Strothotte	—	4,114
(5)
The amounts shown in this column represent distributions that were paid on the vested and unvested restricted common share awards and earned on phantom common shares.

  Cash Compensation

        Each non-Excluded Director (other than Mr. Hazen) receives an annual retainer of $50,000, a fee of $1,500 for each full Board meeting attended in person or telephonically and a fee of $1,500 for each committee meeting attended in person or telephonically and that occurs on a date different from a full Board meeting date. In addition, Mr. Hazen in his capacity as our Chairman receives an annual retainer of $150,000 for services in such capacity and a fee of $3,000 for each full Board meeting attended in person or telephonically and for each committee meeting attended in person or telephonically and that occurs on a date different from a full Board meeting date. Furthermore, the Audit Committee and the Affiliated Transactions Committee chairs and the Lead Independent Director each receive an annual retainer of $25,000, the Compensation Committee chairman receives an annual retainer of $15,000 and the Nominating and Corporate Governance Committee chair receives an annual retainer of $7,500. We also reimburse the non-Excluded Directors for their travel expenses incurred in connection with their attendance at full Board and committee meetings.

  Equity Compensation

        The non-Excluded Directors are eligible to receive restricted common shares, common share options and other common share-based awards under our common share incentive plan. On July 2, 2007, the Compensation Committee granted certain awards of restricted common shares to our Chairman and the other existing non-Excluded Directors serving at such time pursuant to the 2007 Share Incentive Plan. The Compensation Committee granted our Chairman 4,868 restricted common shares and each other non-Excluded Director serving at such time (Mr. Aldinger, Ms. Collins, Mr. deRegt, Mr. Finigan, Mr. Hubbard, Mr. Kari, Mr. Licht, Ms. McAneny and Mr. Strothotte) 2,839 restricted common shares. In addition, on the same date, the Compensation Committee granted Ms. Collins and Mr. Strothotte an additional 2,583 and 1,275 restricted common shares, respectively, based upon their duration of service on the Board prior to July 2, 2007. These awards vest in one-third increments on the first three anniversaries of the date of grant. Subsequent awards are expected to be granted to the non-Excluded Directors on an annual basis and, in the case of newly elected Directors, upon their election as directors, subject to formal grant by the Compensation Committee. Mr. Finigan deferred the restricted common share award described above in exchange for 2,839 phantom common shares pursuant to the KKR Financial Holdings LLC Non-Employee Directors' Deferred Compensation and Stock Award Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents certain information known to us regarding the beneficial ownership of our common shares. In accordance with SEC rules, each listed person's beneficial ownership includes:

  •
  all common shares the investor actually owns (of record or beneficially);

  •
  all common shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

  •
  all common shares the investor has the right to acquire within 60 days (such as upon exercise of common share options that are currently vested or which are scheduled to vest within 60 days).

        Except as otherwise noted, information is given as of March 1, 2008. The table presents information regarding:

  •
  each of our named executive officers;

  •
  each of our directors;

  •
  all of our directors and executive officers as a group; and

  •
  each holder of common shares known to us to own beneficially more than five percent of our common shares.

        Except as otherwise noted, the beneficial owners named in the following table have sole voting and investment power with respect to all of our common shares shown as beneficially owned by them, subject to community property laws, where applicable.

Name and Address of Beneficial Owners(1)	Number of the Company's Common Shares Beneficially Owned	Percentage of the Company's Common Shares Beneficially Owned(2)
Royce & Associates, LLC (3)	9,771,391	8.3%
Marsico Capital Management, LLC (4)	7,599,124	6.4%
Thornburg Investment Management, Inc. (5)	6,834,259	5.9%
The Marsico Investment Fund-Marsico 21st Century Fund (6)	5,900,777	5.0%
Paul M. Hazen (7)(8)	1,013,121	*
Saturnino S. Fanlo (7)(9)	1,982,314	1.7%
David A. Netjes (7)(10)	1,571,822	1.3%
Jeffrey B. Van Horn (11)	54,494	*
Andrew J. Sossen (12)	35,000	*
Tracy L. Collins (12)	5,422	*
William F. Aldinger (13)	20,800	*
Vincent Paul Finigan (14)	6,059	*
R. Glenn Hubbard (15)	19,499	*
Ross J. Kari (16)	15,145	*
Ely L. Licht (17)	18,322	*
Deborah H. McAneny (17)	27,005	*
Scott C. Nuttall (7)(18)	829,800	*
Willy R. Strothotte (19)	4,114	*
All officers and directors as a group (14 persons)	3,532,816	3.0%

*
Holdings represent less than 1% of all common shares outstanding.

(1)
The address for all officers and directors and our Manager is 555 California Street, 50th Floor, San Francisco, California 94104.

(2)
For all directors and officers other than Messrs. Fanlo, Hazen, Netjes and Nuttall, based on 116,343,151 of our common shares outstanding as of March 1, 2008. For Messrs. Fanlo, Hazen, Netjes and Nuttall, based on 118,275,430 of our common shares outstanding as of March 1, 2008, which includes the 1,932,279 options to purchase our common shares granted to our Manager which are exercisable within 60 days of the date of this proxy statement.

(3)
Of this aggregate number, Royce & Associates, LLC reported on Schedule 13G/A3 filed with the SEC on January 30, 2008, that it had (a) sole voting power on 9,771,391 common shares, (b) shared voting power on no common shares, (c) sole dispositive power on 9,771,391 common shares, and (d) shared dispositive power on no common shares. The address for Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York 10019.

(4)
Of this aggregate number, Marsico Capital Management, LLC reported on Schedule 13G/A3 filed with the SEC on February 14, 2008, that it had (a) sole voting power on 7,599,124 common shares, (b) shared voting power on no common shares, (c) sole dispositive power on 7,599,124 common shares, and (d) shared dispositive power on no common shares. The address for Marsico Capital Management, LLC is 1200 17th Street, Suite 1600, Denver, Colorado 80202.

(5)
Thornburg Investment Management, Inc. reported on Schedule 13G/A filed with the SEC on February 29, 2008, that it had (a) sole voting power on 6,834,259 common shares, (b) shared voting power on no common shares, (c) sole dispositive power on 6,834,259 common shares, and (d) shared dispositive power on no common shares. The address for Thornburg Investment Management, Inc. is 119 E. Marcy Street, Santa Fe, New Mexico 87501.

(6)
Of this aggregate number, The Marsico Investment Fund-Marsico 21st Century Fund reported on Schedule 13G filed with the SEC on February 14, 2008, that it had (a) sole voting power on no common shares, (b) shared voting power on 5,900,777 common shares, (c) sole dispositive power on no common shares, and (d) shared dispositive power on 5,900,777 common shares. The address for Marsico Capital Management, LLC is 1200 17th Street, Suite 1600, Denver, Colorado 80202.

(7)
Messrs. Fanlo and Netjes are each officers of our Manager. Mr. Hazen serves on our Manager's investment committee and Mr. Nuttall serves on our Manager's investment committee and is an executive of KKR. Accordingly, such individuals may be deemed to beneficially own 12,665 common shares and 65,135 restricted common shares owned by our Manager and 612,500 options to purchase our common shares granted to our Manager, which options are exercisable within 60 days of the date of this proxy statement. Each such individual officer and director disclaims beneficial ownership of any such common shares in which they do not have a pecuniary interest.

(8)
Includes 20,302 restricted common shares held directly.

(9)
Includes 803,630 restricted common shares held directly and 209,384 options to acquire common shares.

(10)
Includes 559,918 restricted common shares held directly and 115,422 options to acquire common shares.

(11)
Includes 40,000 restricted common shares held directly.

(12)
Restricted common shares.

(13)
Includes 9,127 restricted common shares held directly.

(14)
Includes 4,612 restricted common shares held directly.

(15)
Includes 10,734 restricted common shares held directly.

(16)
Includes 11,426 restricted common shares held directly.

(17)
Includes 9,529 restricted common shares held directly.

(18)
Includes 139,500 common shares held directly.

(19)
Includes 4,114 restricted common shares held directly.

EXECUTIVE OFFICERS

        We are externally managed and advised by our Manager. Our Manager was formed in July 2004. All of our executive officers are employees of our Manager or one or more of its affiliates. The following sets forth certain information with respect to our executive officers:

Name	Age	Position
Saturnino S. Fanlo	47	President and Chief Executive Officer
David A. Netjes	48	Chief Operating Officer
Jeffrey B. Van Horn	47	Chief Financial Officer
Andrew J. Sossen	31	General Counsel and Secretary

        For biographical information on Mr. Fanlo see "Proposal One: Election of Directors."

        David A. Netjes.    Mr. Netjes has been Chief Operating Officer of our Manager and us since our inception in July 2004 and was our Chief Financial Officer from our inception in July 2004 until May 2006. He also serves on our Manager's investment committee. From January 2004 to July 2004 Mr. Netjes was an Executive Vice President at Wells Fargo. As Executive Vice President, Mr. Netjes managed the Wells Fargo Treasury Division investment portfolio and the Securities and Investment Division's structured products portfolio and the franchise real estate group portfolio. From August 2001 to June 2004 Mr. Netjes was the Chief Operating Officer and Chief Financial Officer of Sutter Advisors LLC, a subsidiary of Wells Fargo, and was a member of the Wells Fargo mergers and acquisitions due diligence team. Mr. Netjes joined Wells Fargo in March 1997; from November 2000 to January 2004 Mr. Netjes served as a Senior Vice President and Managing Director, and from March 1997 to November 2000 Mr. Netjes served as a Vice President. Before joining Wells Fargo, Mr. Netjes was a Director in the Investment Department at Cargill, Incorporated for five years and an Associate Portfolio Manager at American Express Financial Advisors, Inc. for one year. Prior to that Mr. Netjes was a Senior Manager at Arthur Andersen & Co., LLP specializing in mergers and acquisitions and financial institutions for five years and a staff accountant at KPMG LLP for one year. Mr. Netjes is a Certified Public Accountant.

        Jeffrey B. Van Horn.    Mr. Van Horn joined us in October 2004 and has been our Chief Financial Officer since May 2006. Before joining KKR Financial Holdings LLC, he spent three years in various finance positions, including Senior Vice President of Investments, Chief Financial Officer, Treasurer and Secretary of AvalonBay Communities, Inc. and its predecessor, Bay Apartment Communities, Inc. Prior to that, Mr. Van Horn worked in various positions, including Tax Partner, for Arthur Andersen LLP serving clients in the real estate, leasing, reverse mortgage, private equity, and REIT industries. He was a member of Arthur Andersen's firm-wide Partnership and REIT Tax Specialty Teams. Mr. Van Horn is a Certified Public Accountant.

        Andrew J. Sossen.    Mr. Sossen has been the General Counsel of our Manager and us since September 2006. Before joining KKR Financial Holdings LLC, he worked from September 2002 to August 2006 in the New York office of Simpson Thacher & Bartlett LLP in the firm's corporate practice.

EXECUTIVE COMPENSATION

        Because our Management Agreement provides that our Manager is responsible for managing our affairs, our executive officers, who are employees of our Manager or one or more of its affiliates, do not receive cash compensation from us or any of our subsidiaries for serving as our executive officers. Accordingly, our Manager has informed us that it cannot identify the portion of the compensation awarded to our executive officers by our Manager that relates solely to their services to us, as our Manager does not compensate its employees specifically for such service.

The Management Agreement

        We are party to the Management Agreement with our Manager pursuant to which our Manager provides for the day-to-day management of our operations.

        The Management Agreement requires our Manager to manage our business affairs in conformity with the investment guidelines that are approved by a majority of our independent directors. Our Manager's management is under the direction of our Board. Our Manager is responsible for (i) the selection, purchase and sale of our portfolio investments, (ii) our financing and risk management activities, and (iii) providing us with investment advisory services.

        The Management Agreement expired on December 31, 2007, was automatically renewed for a one-year term expiring on December 31, 2008, and will be automatically renewed for a one-year term each anniversary date thereafter. Our independent directors review our Manager's performance annually and the Management Agreement may be terminated annually (upon a 180 day prior notice) upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of our outstanding common shares, based upon (i) unsatisfactory performance that is materially detrimental to us or (ii) a determination that the management fees payable to our Manager are not fair, subject to our Manager's right to prevent such a termination pursuant to clause (ii) by accepting a mutually acceptable reduction of management fees agreed to by at least two-thirds of our independent directors and our Manager. We must provide 180 days prior notice of any such termination and our Manager will be paid a termination fee equal to four times the sum of the average annual base management fee and the average annual incentive fee for the two 12-month periods preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination, which may make it more difficult for us to terminate the Management Agreement.

        We may also terminate the Management Agreement without payment of the termination fee with 30 days prior written notice for cause, which is defined as (i) our Manager's continued material breach of any provision of the Management Agreement following a period of 30 days after written notice thereof, (ii) our Manager's fraud, misappropriation of funds, or embezzlement against us, (iii) our Manager's gross negligence in the performance of its duties under the Management Agreement, (iv) the commencement of any proceeding relating to our Manager's bankruptcy or insolvency, (v) the dissolution of our Manager or (vi) a change of control of our Manager. Cause does not include unsatisfactory performance, even if that performance is materially detrimental to our business. Our Manager may terminate the Management Agreement, without payment of the termination fee, in the event we become regulated as an investment company under the Investment Company Act of 1940, as amended. Furthermore, our Manager may decline to renew the Management Agreement by providing us with 180 days prior written notice. Our Manager may also terminate the Management Agreement upon 60 days prior written notice if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay our Manager the termination fee described above.

Management Fees and Incentive Compensation

        We do not employ personnel and therefore rely on the resources and personnel of our Manager to conduct our operations. For performing services under the Management Agreement, our Manager receives a base management fee and incentive compensation based on our performance. Our Manager also receives reimbursements for certain expenses, which are made on the first business day of each calendar month.

  Base Management Fee

        We pay our Manager a base management fee monthly in arrears in an amount equal to 1/12 of our equity multiplied by 1.75%. We believe that the base management fee that our Manager is entitled to receive is generally comparable to the base management fee received by the managers of comparable externally managed specialty finance companies. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are officers of us, receive no cash compensation directly from us.

        For purposes of calculating the base management fee, our equity means, for any month, the sum of (i) the aggregate net proceeds from any issuance of our common or preferred shares, (ii) the aggregate net proceeds from the sales of trust preferred securities issued after June 15, 2007, by us, one of our subsidiaries or an entity sponsored by us to issue trust preferred securities, (iii) the aggregate net proceeds from the sales of any securities convertible into common shares or any other securities issued by us provided that our Board has determined to classify such securities as equity for purposes of the definition of "equity" and has pre-approved the sale of such securities and (iv) the aggregate proceeds from the sales of any securities issued by us that do not constitute indebtedness on our financial statements in accordance with United States Generally Accepted Accounting Principles ("GAAP") provided that our Board has determined to classify such securities as equity for purposes of the definition of "equity" and has pre-approved the sale of such securities (collectively, "Equity Securities"), in each case after deducting any underwriting discounts and commissions and other expenses and costs relating to the issuance or sales, plus our retained earnings at the end of such month (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by the amount of Equity Securities that may be repurchased or repaid by us or our subsidiaries. The foregoing calculation of the base management fee will be adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges, after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.

        Our Manager is required to calculate the base management fee within fifteen business days after the end of each month and to deliver that calculation to us promptly. We are obligated to pay the base management fee within twenty business days after the end of each month. We may elect to have our Manager allocate the base management fee among us and our subsidiaries, in which case the fee would be paid directly by each entity that received an allocation.

        Our Manager is waiving base management fees related to the $230.4 million common share offering and $270.0 million common share rights offering that occurred during the third quarter of 2007 until such time as our common share closing price on the NYSE is $20.00 or more for five consecutive trading days. Accordingly, our Manager permanently waived approximately $2.7 million of base management fees during the year ended December 31, 2007.

  Reimbursement of Expenses

        Because our Manager's employees perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants on an arm's-length basis.

        We also pay all operating expenses, except those specifically required to be borne by our Manager under the Management Agreement. The expenses required to be paid by us include, but are not limited to, rent, issuance and transaction costs incident to the acquisition, disposition and financing of our investments, legal, tax, accounting, consulting and auditing fees and expenses, the compensation and expenses of our directors, the cost of directors' and officers' liability insurance, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of us or our subsidiaries (including commitment fees, accounting fees, legal fees and closing costs), expenses associated with securities offerings of us or our subsidiaries, expenses related to making distributions to our holders of common shares, the costs of printing and mailing proxies and reports to our holders of common shares, costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors, costs incurred by employees of our Manager for travel on behalf of us or our subsidiaries, the costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing, and custodial fees and expenses, expenses of our transfer agent, the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency, all taxes and license fees and all insurance costs incurred by us or by our subsidiaries on our behalf. In addition, we will be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations. Except as noted above, our Manager is responsible for all costs incident to the performance of its duties under the Management Agreement, including compensation of our Manager's employees and other related expenses, except that we may elect to have our Manager allocate expenses among us and our subsidiaries, in which case expenses would be paid directly by each entity that received an allocation.

  Incentive Compensation

        In addition to the base management fee, our Manager receives quarterly incentive compensation in an amount equal to the product of: (i) 25% of the dollar amount by which: (a) our Net Income, before incentive compensation, for such quarter per common share (based on the weighted average number of common shares for such quarter), exceeds (b) an amount equal to (A) the weighted average of the price per common share of KKR Financial Corp. common stock in our August 2004 private placement and the prices per common share of KKR Financial Corp. common stock or KKR Financial Holdings LLC common shares, as applicable, in any subsequent offerings by KKR Financial Corp. or us, in each case at the time of issuance thereof, multiplied by (B) the greater of (1) 2.00% and (2) 0.50% plus one-fourth of the Ten Year Treasury Rate for such quarter, multiplied by (ii) the weighted average number of our common shares outstanding during such quarter. The foregoing calculation of incentive compensation is adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges, after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges. The incentive compensation calculation and payment is made quarterly in arrears. For purposes of the foregoing: "Net Income" shall be determined by calculating the net income available to holders of common shares before non-cash equity compensation expense, in accordance with GAAP. "Ten Year Treasury Rate" means the average of weekly average yield to maturity for U.S. Treasury securities (adjusted to a constant maturity of ten years) as published weekly by the Federal Reserve Board in publication H.15 or any successor publication during a fiscal quarter.

        Our ability to achieve returns in excess of the thresholds noted above in order for our Manager to earn the incentive compensation described in the preceding paragraph is dependent upon our ability to utilize successfully the operating strategies described in our Annual Reports on Form 10-K and

Quarterly Reports on Form 10-Q filed with the SEC and other factors, many of which are not within our control.

        Our Manager is required to compute the quarterly incentive compensation within 30 days after the end of each fiscal quarter, and we are required to pay the quarterly incentive compensation with respect to each fiscal quarter within five business days following the delivery to us of our Manager's written statement setting forth the computation of the incentive compensation for such quarter. We may elect to have our Manager allocate the incentive compensation among us and our subsidiaries, in which case the compensation would be paid directly by each entity that received an allocation.

The Collateral Management Agreements

        An affiliate of our Manager has entered into separate management agreements with KKR Financial CLO 2005-1, Ltd., or CLO 2005-1, KKR Financial CLO 2005-2, Ltd., or CLO 2005-2, KKR Financial CLO 2006-1, Ltd., or CLO 2006-1, KKR Financial CLO 2007-1, Ltd., or CLO 2007-1, KKR Financial CLO 2007-A, Ltd., or CLO 2007-A, and Wayzata Funding LLC, or Wayzata, and is entitled to receive fees for the services performed as the collateral manager under the management agreements. For the year ended December 31, 2007, the collateral manager permanently waived approximately $21.0 million of management fees payable to the collateral manager. Beginning April 15, 2007, the collateral manager ceased waiving fees for CLO 2005-1. The Company recorded an expense of $3.6 million for the year ended December 31, 2007. The collateral manager evaluates such waivers on a quarterly basis and there are no assurances that the collateral manager will waive such management fees subsequent to those dates.

2007 Share Incentive Plan

        We have adopted the 2007 Share Incentive Plan to provide incentives to employees (should we in the future have any employees), non-Excluded directors, our Manager and other service providers. The incentive plan is administered by the Compensation Committee. Unless terminated earlier, the 2007 Share Incentive Plan will terminate in 2014, but will thereafter continue to govern unexpired awards. As of December 31, 2007, the total number of common shares that may be used to satisfy awards under the plan was 8,214,625, including 1,932,279 common shares issuable upon the exercise of common share options outstanding, 3,179,617 restricted common shares that we had previously issued and 57,500 common share options previously exercised. Furthermore, the number of common shares that may be issued during the plan's life will increase by 125,000 common shares on an annual basis to provide for annual awards of restricted common shares to our non-Excluded Directors.

        The 2007 Share Incentive Plan permits the granting of options to purchase common shares intended to qualify as incentive stock options under the Internal Revenue Code, and common share options that do not qualify as incentive stock options. The exercise price of each common share option may not be less than 100% of the fair market value of our common shares on the date of grant. The Compensation Committee will determine the terms of each option, including when each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options become vested and exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee.

        The 2007 Share Incentive Plan also permits the grant of our common shares in the form of restricted common shares. A restricted common share award is an award of common shares that may be subject to forfeiture (vesting), restrictions on transferability and such other restrictions, if any, as the Compensation Committee may impose at the date of grant. The common shares may vest and the restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the Compensation Committee may determine. Unrestricted common shares, which are common shares awarded at no cost to the participant or for a purchase price determined by the Compensation Committee, may also be issued under the 2007 Share Incentive Plan.

        The Compensation Committee may also grant our common shares, common share appreciation rights, performance awards and other common share and non-common share-based awards under the 2007 Share Incentive Plan. These awards may be subject to such conditions and restrictions as the Compensation Committee may determine. Each award under the 2007 Share Incentive Plan may not be exercisable more than 10 years after the date of grant.

        Our Board may at any time amend, alter or discontinue the 2007 Share Incentive Plan, but cannot, without a participant's consent, take any action that would diminish the rights of such participant under any award granted under the 2007 Share Incentive Plan. To the extent required by law, our Board will obtain approval of the holders of common shares for any amendment that would, other than through adjustment as provided in the incentive plan:

  •
  increase the maximum number of our common shares available for issuance under the 2007 Share Incentive Plan;

  •
  change the class of eligible participants under the 2007 Share Incentive Plan; or

  •
  otherwise require such approval.

        The 2007 Share Incentive Plan provides that the Compensation Committee has the discretion to provide that all or any outstanding common share options and common share appreciation rights will become fully exercisable, all or any outstanding common share awards will become vested and transferable and all or any outstanding performance common shares and incentive awards will be earned, all or any outstanding awards may be cancelled in exchange for a payment of cash and/or all or any outstanding awards may be substituted for awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2007 Share Incentive Plan if there is a change in control (as defined in the plan) of us.

        The Compensation Committee may make additional grants of common share options and restricted common shares in the future. Factors that may be considered by the Compensation Committee in determining to grant additional awards include the following:

  •
  the total return realized by investors in our common shares;

  •
  the price to earnings ratio of our common shares compared to that of our peers;

  •
  the successful completion of future equity offerings;

  •
  recommendations of compensation consultants retained by the Compensation Committee;

  •
  the successful completion of significant projects or initiatives;

  •
  our results of operations relative to our peers;

  •
  our management of credit, market and operating risk; and

  •
  competitive factors including the compensation received by our Manager for managing investment funds with similar investment strategies.

Options and Restricted Share Rewards

        The Compensation Committee of our Board did not grant any restricted common shares or options to acquire common shares during 2007 except for the grants of restricted common shares to our directors described above under "Director Compensation".

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee are Tracy L. Collins, Vincent Paul Finigan, Deborah H. McAneny and Willy R. Strothotte. None of the members of the Compensation Committee are our current or former officer or employee. During 2007, none of our executive officers served as members of the compensation committee of any entity that had one or more executive officers who served on our Board or our Compensation Committee. As a result, there are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. These Reporting Persons are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC. Based on the review of filings made with the SEC and representations made by the Reporting Persons, we believe that during 2007, all Section 16(a) filing requirements applicable to the Reporting Persons were filed on a timely basis.

AUDIT COMMITTEE MATTERS

Audit Committee Report

        The Audit Committee of the Board of Directors (the "Board") of KKR Financial Holdings LLC (the "Company") reviews the Company's financial reporting process, its system of internal controls, its audit process and its process for monitoring compliance with laws and regulations. Each of the three Audit Committee members satisfy the definition of independent director as established in the NYSE listing standards and applicable SEC regulations. All members are financially literate and at least one member of the Audit Committee has accounting or related financial management expertise. The Board has determined that Mr. Kari meets the SEC's criteria for audit committee financial experts. The Audit Committee has reviewed the audited consolidated financial statements of the Company and discussed such statements with management. The Audit Committee has discussed with Deloitte & Touche LLP ("Deloitte"), the Company's independent registered public accounting firm during the year 2007, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees—AU Section 380). The Audit Committee received from Deloitte the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Deloitte its independence. Based on its review of the written disclosures and the letter regarding Deloitte's independence and its discussions with Deloitte, the Audit Committee has determined that Deloitte's provision to the Company of various non-audit services for the year 2007 is compatible with maintaining its independence. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and be filed with the SEC. The Audit Committee also appointed Deloitte to serve as the Company's independent registered public accounting firm for the year 2008.

        This report of the Audit Committee shall not be deemed to be soliciting material or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that this information be treated as soliciting material or specifically incorporates this information by reference, nor shall it be deemed filed under such Acts.

Audit Committee Ross J. Kari, Chairman Tracy L. Collins R. Glenn Hubbard

Principal Accountant Fees and Services

        The aggregate fees and expenses billed by Deloitte for professional services rendered for the years ended December 31, 2006 and December 31, 2007 are set forth below.

	2007	2006
Audit Fees	$1,124,210	$883,980
Audit-Related Fees	46,500	19,500
Tax Fees	719,546	96,513
All Other Fees	—	62,500

Total Fees	$1,890,256	$1,062,493

        Audit Fees were for the audits of our annual consolidated financial statements, reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, other assistance required to complete the year-end audits, and other services rendered for comfort letters, consents, and other assistance with our equity and debt offerings.

        Audit-Related Fees include advising us on accounting and documentation for hedging and derivatives under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities in 2006 as well as accounting research for the 2007 conversion transaction pursuant to which KKR Financial Corp. became our subsidiary and we converted to a limited liability company.

        Tax Fees were for services rendered related to tax advisory, compliance and reporting.

        All Other Fees include due diligence services for loan file review prior to the acquisition of residential mortgage loans and for advisory services relating to organization formation and structuring.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

        The Audit Committee must pre-approve all audit services and permissible non-audit services provided by our independent public accounting firms to ensure that the work does not compromise its independence in performing audit services. The term of any general pre-approval is twelve months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Audit Committee may revise the list of general pre-approved services from time to time. Unless a service to be provided by the independent public accounting firm falls within a pre-approved type of service, specific pre-approval by the Audit Committee will be required. Any proposed services falling within a pre-approved type of service but exceeding pre-approved fee levels for that type of service will also require specific pre-approval by the Audit Committee. The Audit Committee delegates pre-approval authority to its chair and may delegate pre-approval authority to one or more of its other members. The chair and any other member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All services provided by Deloitte in 2007 were pre-approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships with the Manager

        As of December 31, 2007, our Manager and its affiliates collectively owned approximately 12.3% of our common shares on a fully diluted basis and received their pro rata portion of the distributions we made to our holders of common shares and will receive their pro rata portion of future distributions, if any. Saturnino S. Fanlo, our Chief Executive Officer, and David A. Netjes, our Chief Operating Officer, also serve in those capacities for our Manager and as of December 31, 2007, beneficially owned approximately 1.7% and 1.3% of our common shares on a fully diluted basis, respectively. In addition, as of December 31, 2007, our chairman, Paul M. Hazen, who serves as a member of our Manager's investment committee, and one of our directors, Scott C. Nuttall, who serves as a member of our Manager's investment committee and is an executive at KKR, beneficially owned approximately 0.9% and 0.7% of our common shares on a fully diluted basis, respectively. For purposes of computing the percentage of our common shares owned by any person or persons on a fully diluted basis, we assume the exercise of all common share options beneficially owned by such person or persons, as the case may be. Furthermore, our Manager is wholly-owned by KKR Financial LLC and KKR Financial LLC is owned by KKR and Messrs. Fanlo and Netjes. As a result, the Management Agreement was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

        On July 2, 2007, the Compensation Committee granted certain awards of restricted common shares to our chairman and the then existing non-Excluded Directors pursuant to the 2007 Share Incentive Plan. The Compensation Committee granted our chairman 4,868 restricted common shares and each then existing non-Excluded Director (Mr. Aldinger, Ms. Collins, Mr. deRegt, Mr. Finigan, Mr. Hubbard, Mr. Kari, Mr. Licht, Ms. McAneny and Mr. Strothotte) 2,839 restricted common shares. In addition, on the same date, the Compensation Committee granted Ms. Collins and Mr. Strothotte an additional 2,583 and 1,275 restricted common shares, respectively, based upon their duration of service on the Board prior to July 2, 2007. Mr. Finigan deferred the restricted common share award described above in exchange for 2,839 phantom common shares pursuant to the KKR Financial Holdings LLC Non-Employee Directors' Deferred Compensation and Stock Award Plan. See "Director Compensation".

        We are a party to the Management Agreement with our Manager pursuant to which our Manager provides for the day-to-day management of our operations. We do not have any employees and therefore rely on the resources and personnel of our Manager to conduct our operations. For performing services under the Management Agreement, our Manager receives a base management fee and incentive compensation based on our performance. The Manager also receives reimbursement for certain expenses. For the year ended December 31, 2007, we incurred $30.1 million in base management fees and $17.5 million in incentive compensation payable to our Manager. We also reimbursed our Manager for $7.9 million of certain expenses incurred on our behalf during that year, which reimbursements are included in general and administrative expenses in our consolidated financial statements. So long as the Management Agreement remains in effect, we will be required to continue to make monthly payments of the base management fee and, if applicable, quarterly payments of incentive compensation to the Manager, and to reimburse the Manager for certain expenses. The base management fee is calculated as a percentage of our equity (as defined in the Management Agreement) and the incentive compensation is based upon our quarterly net income and, as a result, we cannot quantify the amount of those fees that will be payable in the future. For additional information about the Management Agreement, including additional information on how the base management fee and incentive compensation are calculated, see "Executive Compensation—The Management Agreement" and "—Management Fees and Incentive Compensation".

        An affiliate of our Manager has entered into separate management agreements with CLO 2005-1, CLO 2005-2, CLO 2006-1, CLO 2007-1, CLO 2007-A and Wayzata, and is entitled to receive fees for the services performed as the collateral manager under the management agreements. For the year ended December 31, 2007, the collateral manager permanently waived approximately $21.0 million of management fees payable to the collateral manager. Beginning April 15, 2007, the collateral manager ceased waiving fees for CLO 2005-1. The Company recorded an expense of $3.6 million for the year ended December 31, 2007. The collateral manager evaluates such waivers on a quarterly basis and there are no assurances that the collateral manager will waive such management fees subsequent to those dates.

Relationships With KKR; Other Relationships and Related Transactions

        In the ordinary course of business, we invest in entities that are affiliated with KKR. As of December 31, 2007, our investments in KKR affiliated companies consisted of $0.7 billion of securities available-for-sale and $2.4 billion of corporate loans. Therefore, our Board has adopted a set of amended and restated investment guidelines and procedures (the "Investment Policies") to govern our relationship with KKR. The Investment Policies described below are those that were adopted by our Board on January 17, 2007.

        According to the Investment Policies, we are required to seek the approval of the majority of the independent members of our Board or the Affiliated Transactions Committee before making any investment in an entity affiliated with KKR. Notwithstanding the foregoing, certain of our investments in securities of companies affiliated with KKR were deemed to be pre-approved by our independent directors, including the following:

  •
  debt investments rated less than CCC- by Standard & Poor's Ratings Service ("Standard & Poor's"), provided that the investment did not exceed 3% of our consolidated shareholders' equity computed in accordance with GAAP as of the most recent quarter-end;

  •
  debt investments rated CCC- through CCC+ by Standard & Poor's, provided that the investment did not exceed 6% of our consolidated shareholders' equity computed in accordance with GAAP as of the most recent quarter-end;

  •
  debt investments rated B- through B+ by Standard & Poor's, provided that the investment did not exceed 15% of our consolidated shareholders' equity computed in accordance with GAAP as of the most recent quarter-end; and

  •
  debt investments rated BB- and above by Standard & Poor's, provided that the investment did not exceed 25% of our consolidated shareholders' equity computed in accordance with GAAP as of the most recent quarter-end.

        Notwithstanding the pre-approval policies described above, under the Investment Policies the following investments by us in entities affiliated with KKR require majority approval of the Affiliated Transactions Committee to be deemed to be pre-approved by our independent directors:

  •
  any investment if any of the following criteria are met: (i) the investment was of a type of investment that our Manager's investment committee has a current policy of disfavoring as a general matter; (ii) the structure or pricing of the investment is worse than then current market comparables; (iii) the investment is not being offered generally to other potential investors on the same or less favorable terms; (iv) in our Manager's judgment, the transaction would not be fully subscribed in the absence of our investment; or (v) any investment where more than 35% of the proposed or outstanding issue amount is being purchased by us and/or any other investment vehicles controlled by our Manager or KKR; and

  •
  any investment where, after giving effect to the investment, the aggregate amount of our investments consisting of investments in entities affiliated with KKR or that would otherwise constitute "affiliated transactions" would exceed a percentage established from time to time by a majority of our independent directors or by the Affiliated Transactions Committee (such percentage to initially equal 50% of all of our investments excluding residential mortgage loans and mortgage-backed securities). This test excludes investments related to joint financing transactions, except to the extent of the allocable interest in such joint financing transactions that are related to underlying investments which would otherwise constitute affiliated transactions.

PROPOSALS BY HOLDERS OF COMMON SHARES FOR THE NEXT ANNUAL MEETING

        Proposals by holders of common shares intended to be presented at the 2009 annual meeting of holders of common shares must be received by us no later than December 5, 2008 in order to be considered for inclusion in our proxy statement relating to the 2009 annual meeting pursuant to Rule 14a-8 under the Exchange Act.

        For a proposal of a holder of common shares to be presented at the 2009 annual meeting of holders of common shares, other than a proposal of a holder of common shares included in the proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices in the timeframe as provided in our Operating Agreement. To be timely, a holder of common shares' notice shall set forth all relevant information required under Section 9.11(a) of our Operating Agreement and shall be delivered no earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting, notice by the holder of common shares to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. However, in the event our Board increases the number of directors in accordance with our Operating Agreement, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of mailing of the notice of the preceding year's annual meeting, a holder of common shares' notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at our principal executive office not later than 5:00 p.m., Eastern Time, on the tenth day following the day on which such public announcement is first made by us. The public announcement of a postponement or adjournment of an annual meeting does not commence a new time period for the giving of a holder of common shares' notice as described above.

OTHER MATTERS

        Our Board knows of no matter to be presented at the Annual Meeting other than those set forth in the notice of meeting and described in this proxy statement. If, however, any other business should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in their discretion.

        We have filed our Annual Report with the SEC. You may obtain, free of charge, a copy of our Annual Report by writing to KKR Financial Holdings LLC, Attn: Investor Relations, 555 California Street, 50th Floor, San Francisco, California 94104. You also may obtain our Annual Report over the Internet on our website, www.kkrkfn.com, or at the SEC's website, www.sec.gov.

By Order of the Board of Directors,

Andrew J. Sossen Secretary

Dated: March 28, 2008
San Francisco, California

KKR FINANCIAL HOLDINGS LLC

March 28, 2008

Dear Fellow Holder of Common Shares:

        The Annual Meeting of holders of common shares of KKR Financial Holdings LLC (the "Company") will be held on May 1, 2008, at 11:00 a.m., San Francisco time, in the A.P. Giannini Auditorium at 555 California Street, San Francisco, California 94104. At the meeting, as further described in the accompanying Proxy Statement, holders of common shares will be asked to elect eleven directors, ratify the appointment of the independent accountants of the Company for the fiscal year ending December 31, 2008 and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        It is important that your common shares be represented at the meeting. Whether or not you plan on attending the meeting, please review the enclosed proxy materials and sign, date and return the proxy card attached below in the postage-paid envelope provided.

Saturnino S. Fanlo
Chief Executive Officer

YOUR VOTE IS IMPORTANT!

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

KKR FINANCIAL HOLDINGS LLC

        The undersigned holder of common shares of KKR Financial Holdings LLC, a Delaware limited liability company (the "Company"), hereby appoints David A. Netjes, Jeffrey B. Van Horn and Andrew J. Sossen, or any one of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Holders of Common Shares of the Company to be held in the A.P. Giannini Auditorium at 555 California Street, San Francisco, California 94104, on May 1, 2008, at 11:00 a.m., San Francisco time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Holders of Common Shares and the accompanying Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to such meeting.

        The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for" each of the nominees for director and "for" each of the other proposals. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

(Continued and to Be Signed On Reverse Side.)

PLEASE EXECUTE AND RETURN YOUR PROXY PROMPTLY

ANNUAL MEETING OF HOLDERS OF COMMON SHARES OF
KKR FINANCIAL HOLDINGS LLC
May 1, 2008
PROXY VOTING INSTRUCTIONS
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
 Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1.	The election of eleven directors, each to serve until the next annual meeting of the holder of common shares and until his or her successor is duly elected and qualifies:	2.	To ratify the Board of Directors' appointment of Deloitte & Touche LLP as KKR Financial Holdings LLC's independent registered public accounting firm for the year ending December 31, 2008.	☐	☐	☐
		3.	To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournments or postponements thereof in the discretion of the proxy holder.
NOMINEES:
☐	FOR ALL NOMINEES	☐	William F. Aldinger
		☐	Tracy L. Collins
		☐	Saturnino S. Fanlo
☐	WITHHOLD AUTHORITY	☐	Vincent Paul Finigan
	FOR ALL NOMINEES	☐	Paul M. Hazen
		☐	R. Glenn Hubbard
		☐	Ross J. Kari
☐	FOR ALL EXCEPT	☐	Ely L. Licht
	(See instructions below)	☐	Deborah H. McAneny
		☐	Scott C. Nuttall
		☐	Willy R. Strothotte
INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the box next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Holder of Common Shares	Date	Signature of Holder of Common Shares	Date

Note:	Please sign exactly as your name or names appear on this proxy. When common shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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TABLE OF CONTENTS
INFORMATION ABOUT THE ANNUAL MEETING
CORPORATE GOVERNANCE
PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
DIRECTOR COMPENSATION
2007 Director Compensation
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE MATTERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSALS BY HOLDERS OF COMMON SHARES FOR THE NEXT ANNUAL MEETING
OTHER MATTERS